UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2005

HIGHLAND HOSPITALITY CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-31906	57-1183293
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8405 Greensboro Drive, Suite 500, McLean, Virginia 22102
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code (703) 336-4901

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In connection with our filing of our annual report on Form 10-K on March 15, 2005, we are filing this current report on Form 8-K to present certain additional disclosures to investors, including disclosures relating to:

•	The material risks that investors should consider before investing in our securities; and

•	The material U.S. federal income tax considerations for holders of our common stock.

Item 8.01 OTHER EVENTS

RISK FACTORS

Our business faces many risks. The risks described below may not be the only risks we face. Additional risks that we do not yet know of or that we currently believe are immaterial may also impair our business operations. If any of the events or circumstances described in the following risks actually occur, our business, financial condition or results of operations could suffer, and the trading price of our securities could decline. You should consider the following risks before deciding to invest in our securities.

Risks Related to Our Organization and Structure.

Our failure to qualify as a REIT under the federal tax laws would result in adverse tax consequences.

The U.S. federal income tax laws governing REITs are complex.

We intend to operate in a manner that will qualify us as a real estate investment trust, or REIT, under the U.S. federal income tax laws. The REIT qualification requirements are extremely complex, however, and interpretations of the U.S. federal income tax laws governing qualification as a REIT are limited. Accordingly, we cannot be certain that we will be successful in operating so we can qualify as a REIT. At any time, new laws, interpretations, or court decisions may change the federal tax laws or the U.S. federal income tax consequences of our qualification as a REIT.

Failure to qualify as a REIT would subject us to U.S. federal income tax and would subject us and our stockholders to other adverse consequences.

We believe that we have been organized and have operated in such a manner so as to qualify as a REIT under the Internal Revenue Code, commencing with our taxable year ended December 31, 2003, and we currently intend to continue to operate as a REIT during future years. No assurance can be provided, however, that we qualify as a REIT or that new legislation, treasury regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to our qualification as a REIT or the U.S. federal income tax consequences of our REIT qualification. If we fail to qualify as a REIT, we will not be allowed to take a deduction for distributions to stockholders in computing our taxable income, and we will be subject to U.S. federal and state income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. In addition, unless entitled to statutory relief, we would not qualify as a REIT for the four taxable years following the year during which REIT qualification is lost. Any determination that we do not qualify as a REIT would have a materially adverse effect on our results of operations and could reduce the value of our common stock materially. The additional tax liability to us for the year or years in which we did not qualify would reduce our net earnings available for investment, debt service or distribution to our stockholders. Furthermore, we would no longer be required to make any distributions to stockholders and all of our distributions to stockholders would be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. This means that stockholders taxed as individuals currently would be taxed on those dividends at capital gains rates and corporate stockholders generally would be entitled to the dividends received deduction with respect to such dividends, subject in each case, to applicable limitations under the Internal Revenue Code.

Failure to make required distributions would subject us to U.S. federal income tax.

In order to qualify as a REIT, each year we must pay out to our stockholders in distributions at least 90% of our taxable income, other than any net capital gains. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under federal tax laws. Our only source of funds to make these distributions comes from distributions that we receive from Highland Hospitality, L.P., our Operating Partnership. Accordingly, we may be required to borrow money or sell assets to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax in a particular year.

Our taxable REIT subsidiary lessees are subject to federal, state, local and, where applicable, foreign income taxes.

HHC TRS Holding Corporation, the sole owner of all of the lessees of our hotel properties organized as limited liability companies, or TRS lessees, is subject to U.S. federal income tax on its taxable income, which will consist of the revenues from the hotels leased by the TRS lessees, net of the operating expenses for such hotels and rent payments to us. Accordingly, although our ownership of the TRS lessees, through HHC TRS Holding Corporation, will allow us to participate in the operating income from our hotels in addition to receiving rent, that operating income will be fully subject to U.S. federal income tax. The after-tax net income of HHC TRS Holding Corporation is available for distribution to us.

We will incur a 100% excise tax on transactions with our TRS lessees that are not conducted on an arm’s-length basis. For example, to the extent that the rent paid by one of our TRS lessees to us exceeds an arm’s-length rental amount, such amount potentially will be subject to the excise tax. We intend that all transactions between us and our TRS lessees will be conducted on an arm’s-length basis and, therefore, that the rent paid by our TRS lessees to us will not be subject to the excise tax.

If our hotel leases are not respected as true leases for U.S. federal income tax purposes, we would fail to qualify as a REIT.

To qualify as a REIT, we must satisfy two gross income tests, under which specified percentages of our gross income must be passive income, like rent. For the rent paid pursuant to the leases, which constitutes substantially all of our gross income, to qualify for purposes of the gross income tests, the leases must be respected as true leases for U.S. federal income tax purposes and not be treated as service contracts, joint ventures or some other type of arrangement. We believe that the leases will be respected as true leases for U.S. federal income tax purposes as more fully discussed below under “Material U.S. Federal Income Tax Considerations— Requirements for Qualification—Income Requirements Applicable to REITs.” There can be no assurance, however, that the Internal Revenue Service will agree with this view.

If HHC TRS Holding Corporation fails to qualify as a taxable REIT subsidiary, we would fail to qualify as a REIT.

We are able to lease our hotel properties to the TRS lessees, relying on an exception from the general prohibition against leasing to a related-party tenant. This exception permits a REIT to lease hotel properties to its taxable REIT subsidiaries. As our TRS lessees are wholly owned by HHC TRS Holding Corporation, they are disregarded as separate entities for U.S. federal income tax purposes and the leases are treated as if made with HHC TRS Holding Corporation. So long as HHC TRS Holding Corporation qualifies as a taxable REIT subsidiary of ours, we can lease the hotel properties to HHC TRS Holding Corporation and receive rents that qualify as rents from real property for the REIT gross income test purposes. See discussions under “Material U.S. Federal Income Tax Considerations – Requirements for Qualification – Income Requirements Applicable to

REITs” below. We believe that HHC TRS Holding Corporation qualifies to be treated as a taxable REIT subsidiary for U.S. federal income tax purposes. We cannot assure you, however, that the Internal Revenue Service will not challenge its status as a taxable REIT subsidiary for U.S. federal income tax purposes, or that a court would not sustain such a challenge. If the Internal Revenue Service were successful in disqualifying HHC TRS Holding Corporation from treatment as a taxable REIT subsidiary, we would fail to meet the asset tests applicable to REITs and substantially all of our income would fail to qualify for the gross income tests and, accordingly, we would fail to qualify as a REIT.

Despite our REIT status, we remain subject to various taxes.

Notwithstanding our status as a REIT, we are subject, through our ownership interest in our Operating Partnership and HHC TRS Holding Corporation, to certain U.S. federal, state, and local taxes on our income and property. We may also have to pay certain foreign taxes to the extent we own assets or conduct operations in foreign jurisdictions.

If our Operating Partnership failed to qualify as a partnership for U.S. federal income tax purposes, we would cease to qualify as a REIT and suffer other adverse consequences.

We believe that our Operating Partnership qualifies to be treated as a partnership for U.S. federal income tax purposes. As a partnership, it is not subject to U.S. federal income tax on its income. Instead, each of its partners, including us, is required to pay tax on its allocable share of the Operating Partnership’s income. No assurance can be provided, however, that the Internal Revenue Service will not challenge its status as a partnership for U.S. federal income tax purposes, or that a court would not sustain such a challenge. If the Internal Revenue Service were successful in treating our Operating Partnership as a corporation for tax purposes, we would fail to meet the gross income tests and certain of the asset tests applicable to REITs and, accordingly, cease to qualify as a REIT. Also, the failure of our Operating Partnership to qualify as a partnership would cause it to become subject to U.S. federal and state corporate income tax, which would reduce significantly the amount of cash available for debt service and for distribution to its partners, including us.

Provisions of our charter may limit the ability of a third party to acquire control of our company.

Our ownership limitations may restrict or prevent you from engaging in certain transfers of our common stock.

In order to maintain our REIT qualification, no more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the U.S. federal income tax laws to include various kinds of entities) during the last half of any taxable year. To preserve our REIT qualification, our charter contains an aggregate share ownership limit and a common share ownership limit. Generally, any shares of our stock owned by affiliated owners will be added together for purposes of the aggregate share ownership limit, and any shares of common stock owned by affiliated owners will be added together for purposes of the common share ownership limit. Our charter provides that no person may directly or indirectly own more than 9.9% of the value of our outstanding shares of stock or more than 9.9% of the number of our outstanding shares of common stock. These ownership limitations may prevent an acquisition of control of our company by a third party without our board of directors’ approval, even if our stockholders believe the change of control is in their interest.

If anyone transfers shares in a way that would violate the aggregate share ownership limit or the common share ownership limit, or prevent us from continuing to qualify as a REIT under the U.S. federal income tax laws, we will consider the transfer to be null and void from the outset, and the intended transferee of those shares will be deemed never to have owned the shares or those shares instead will be transferred to a trust for the benefit of a charitable beneficiary and will be either redeemed by us or sold to a person whose ownership of the shares will not violate the aggregate share ownership limit or the common share ownership limit. Anyone who acquires shares in violation of the aggregate share ownership limit, the common share ownership limit or the other restrictions on transfer in our charter bears the risk of suffering a financial loss when the shares are redeemed or sold if the market price of our stock falls between the date of purchase and the date of redemption or sale.

Authority to issue stock.

Our charter authorizes our board of directors to issue up to 500,000,000 shares of common stock and up to 100,000,000 shares of preferred stock, to classify or reclassify any unissued shares of common stock or preferred stock and to set the preferences, rights and other terms of the classified or reclassified shares. Issuances of additional shares of stock may have the effect of delaying or preventing a change in control of our company, including transactions at a premium over the market price of our stock, even if stockholders believe that a change of control is in their interest.

Provisions of Maryland law may limit the ability of a third party to acquire control of our company.

Certain provisions of the Maryland General Corporation Law, or the MGCL, may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change of control under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then prevailing market price of such shares, including:

•	“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate thereof) for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes special appraisal rights and special stockholder voting requirements on these combinations; and

•	“control share” provisions that provide that “control shares” of our company (defined as shares which, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

We have opted out of these provisions of the MGCL, in the case of the business combination provisions of the MGCL by resolution of our board of directors, and in the case of the control share provisions of the MGCL pursuant to a provision in our bylaws. However, our board of directors may by resolution elect to opt in to the business combination provisions of the MGCL and we may, by amendment to our bylaws, opt in to the control share provisions of the MGCL in the future.

Additionally, Title 3, Subtitle 8 of the MGCL permits our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to implement takeover defenses (for example, a classified board). These provisions may have the effect of inhibiting a third party from making an acquisition proposal for our company or of delaying, deferring or preventing a change in control of our company under the circumstances that otherwise could provide the holders of our common stock with the opportunity to realize a premium over the then current market price.

Risks Related to Our Business.

The ability of our board of directors to change our major corporate policies may not be in your interest.

Our board of directors determines our major corporate policies, including our acquisition, financing, growth, operations and distribution policies. Our board may amend or revise these and other policies from time to time without the vote or consent of our stockholders.

Our success depends on key personnel whose continued service is not guaranteed.

We depend on the efforts and expertise of our President and Chief Executive Officer, our Executive Vice President and Chief Investment Officer, our Executive Vice President, General Counsel and Corporate Secretary and our Executive Vice President, Chief Financial Officer and Treasurer to manage our day-to-day operations and strategic business direction. The loss of any of their services could have an adverse effect on our operations.

We have conflicts of interest that may have affected the terms of our acquisition of our three initial properties and the related management agreements, as well as other management agreements we have subsequently entered into. We will have conflicts going forward with our Chairman and one other director with respect to the management of our hotels by Barceló Crestline and the disposition of hotels acquired from Barceló Crestline.

There were conflicts of interest relating to the negotiation of the agreements pursuant to which we acquired interests in our three initial properties from Barceló Crestline Corporation, or Barceló Crestline. Bruce D. Wardinski, our Chairman, was also the President and Chief Executive Officer of Barceló Crestline and served on an advisory committee of Barceló Corporación Empresarial, S.A., the parent company of Barceló Crestline. James L. Francis, another director and our President and Chief Executive Officer, was also the Chief Operating Officer and Chief Financial Officer of Barceló Crestline. In addition, our other senior executive officers were employees of Barceló Crestline at the time we negotiated and executed our agreements with Barceló Crestline to acquire our three initial properties, all of which are managed by a wholly owned subsidiary of Barceló Crestline under management contracts with our TRS lessees. Since then, subsidiaries of Barceló Crestline have also entered into similar agreements with our subsidiaries to manage 7 of our other 14 hotel properties. As a result, the agreements pursuant to which we acquired our initial properties and Barceló Crestline has agreed to manage the properties were not negotiated in an arm’s-length manner and the terms may be less favorable to us than we could have received from a third party.

Additionally, at the time of our IPO, we entered into a seven-year strategic alliance agreement with Barceló Crestline that requires Barceló Crestline, subject to certain exceptions, to refer to us, on an exclusive basis, any hotel investment opportunity which is presented to Barceló Crestline, and requires us to offer Barceló Crestline the opportunity to manage U.S. hotels that we acquire in the future unless a majority of our independent directors conclude in good faith for valid business reasons that another management company should manage one or more of such hotels. In addition to Mr. Wardinski, W. Reeder Glass, who became a director following the completion of the initial public offering, was at the time of his appointment and is also currently a director of Barceló Crestline and serves as Barceló Crestline’s designee pursuant to its right to nominate one director under the strategic alliance agreement. As a result, our board of directors may experience similar conflicts of interest with respect to any future acquisition of a hotel property by us from Barceló Crestline or its affiliates or in considering whether to engage Barceló Crestline to manage any of our hotel properties in the future.

In addition, because Barceló Crestline would receive a special allocation of taxable gain under the U.S. federal income tax rules relating to contributions of appreciated property to a partnership, if we dispose of one of more of our three initial properties in a taxable transaction, our board of directors may experience conflicts of interest with respect to any disposition of one or more of our three initial properties.

Our returns depend on management of our hotels by third parties.

In order to qualify as a REIT, we cannot operate our hotel properties or participate in the decisions affecting the daily operations of our hotels. Our TRS lessees may not operate the leased hotels and, therefore, they must enter into management agreements with eligible independent contractors which are not our subsidiaries or otherwise controlled by us to manage the hotels. Thus, independent hotel operators, under a management agreement with our TRS lessees, will control the daily operations of our hotels.

Under the terms of the management agreements that we have entered into with these management companies to-date, our ability to participate in operating decisions regarding the hotels is limited. We depend on these independent management companies to adequately operate our hotels as provided in the management agreements. We do not have the authority to require any hotel to be operated in a particular manner or to govern any particular aspect of the daily operations of any hotel (for instance, setting room rates). Thus, even if we believe our hotels are being operated inefficiently or in a manner that does not result in satisfactory occupancy rates, revenue per available room, or RevPAR, and average daily rates, we may not be able to force the management company to change its method of operation of our hotels. We can only seek redress if a management company violates the terms of the applicable management agreement with a TRS lessee, and then only to the extent of the remedies provided for under the terms of the management agreement. As a result, failure by our hotel managers to fully perform the duties agreed to in our management agreements could adversely affect our results of operations. In addition, our hotel managers manage, and in some cases own or have invested in, hotels that compete with our hotels, which may result in conflicts of interest. As a result, our hotel managers have in the past made and may in the future make decisions regarding competing lodging facilities that are not or would not be in our best interests. Additionally, in the event that we need to replace any of our management companies, we may be required by the terms of the management agreement to pay substantial termination fees and may experience significant disruptions at the affected hotels.

Our TRS lessee structure subjects us to the risk of increased hotel operating expenses.

Our leases with our TRS lessees will provide for the payment of rent based in part on revenues from our hotels. Our operating risks include not only changes in hotel revenues and changes to our lessee’s ability to pay the rent due under the leases, but also increased hotel operating expenses, including but not limited to the following:

•	wage and benefit costs;

•	repair and maintenance expenses;

•	energy costs;

•	property taxes;

•	insurance costs; and

•	other operating expenses.

Any increases in these operating expenses can have a significant adverse impact on our earnings and cash flow.

Operating our hotels under franchise agreements could adversely affect our distributions to our stockholders.

Our hotels will operate under franchise agreements, and we are subject to the risks that are found in concentrating our hotel investments in several franchise brands. These risks include reductions in business following negative publicity related to one of our brands.

The maintenance of the franchise licenses for our hotels is subject to our franchisors’ operating standards and other terms and conditions. Our franchisors periodically inspect our hotels to ensure that we and our lessees and management companies follow their standards. Failure by us, one of our TRS lessees or one of our management companies to maintain these standards or other terms and conditions could result in a franchise license being canceled. If a franchise license terminates due to our failure to make required improvements or to otherwise comply with its terms, we may also be liable to the franchisor for a termination payment, which varies by franchisor and by hotel. As a condition of our continued holding of a franchise license, a franchisor could also possibly require us to make capital expenditures, even if we do not believe the capital improvements are necessary or desirable or will result in an acceptable return on our investment. Nonetheless, we may risk losing a franchise license if we do not make franchisor-required capital expenditures.

If a franchisor terminates the franchise license, we may try either to obtain a suitable replacement franchise or to operate the hotel without a franchise license. The loss of a franchise license could materially and adversely affect the operations or the underlying value of the hotel because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor. A loss of a franchise license for one or more hotels could materially and adversely affect our revenues. This loss of revenues could, therefore, also adversely affect our financial condition, results of operations and cash available for distribution to stockholders.

Our ability to make distributions to our stockholders may be affected by factors in the lodging industry.

Operating risks.

Our hotel properties are subject to various operating risks common to the lodging industry, many of which are beyond our control, including the following:

•	competition from other hotel properties in our markets;

•	over-building of hotels in our markets, which adversely affects occupancy and revenues at our hotels;

•	dependence on business and commercial travelers and tourism;

•	increases in energy costs and other expenses affecting travel, which may affect travel patterns and reduce the number of business and commercial travelers and tourists;

•	increases in operating costs due to inflation and other factors that may not be offset by increased room rates;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	adverse effects of international, national, regional and local economic and market conditions;

•	adverse effects of a downturn in the lodging industry; and

•	risks generally associated with the ownership of hotel properties and real estate, as we discuss in detail below.

These factors could reduce the net operating profits of our TRS lessees, which in turn could adversely affect our ability to make distributions to our stockholders.

Competition for acquisitions.

We compete for investment opportunities with entities that have substantially greater financial resources than we do. These entities generally may be able to accept more risk than we can prudently manage. This competition may generally limit the number of suitable investment opportunities offered to us. This competition may also increase the bargaining power of property owners seeking to sell to us, making it more difficult for us to acquire new properties on attractive terms.

Seasonality of hotel business.

The hotel industry is seasonal in nature. This seasonality can be expected to cause quarterly fluctuations in our revenues. Our quarterly earnings may be adversely affected by factors outside our control, including weather conditions and poor economic factors. As a result, we may have to enter into short-term borrowings in certain quarters in order to offset these fluctuations in revenues and to make distributions to our stockholders.

Investment concentration in particular segments of single industry.

Our entire business is hotel-related. Therefore, a downturn in the lodging industry, in general, and the segments in which we operate, in particular, will have a material adverse effect on our lease revenues and the net operating profits of our TRS lessees and amounts available for distribution to our stockholders.

Capital expenditures.

Our hotel properties have an ongoing need for renovations and other capital improvements, including replacements, from time to time, of furniture, fixtures and equipment. The franchisors of our hotels also require periodic capital improvements as a condition of keeping the franchise licenses. In addition, our lenders require that we set aside annual amounts for capital improvements to our hotel properties. These capital improvements may give rise to the following risks:

•	possible environmental problems;

•	construction cost overruns and delays;

•	a possible shortage of available cash to fund capital improvements and the related possibility that financing for these capital improvements may not be available to us on affordable terms; and

•	uncertainties as to market demand or a loss of market demand after capital improvements have begun.

The costs of all these capital improvements could adversely affect our financial condition and amounts available for distribution to our stockholders.

The increasing use of Internet travel intermediaries by consumers may adversely affect our profitability.

Some of our hotel rooms will be booked through Internet travel intermediaries such as Travelocity.com, Expedia.com and Priceline.com. As these Internet bookings increase, these intermediaries may be able to obtain higher commissions, reduced room rates or other significant contract concessions from us and our management companies. Moreover, some of these Internet travel intermediaries are attempting to offer hotel rooms as a commodity, by increasing the importance of price and general indicators of quality (such as “three-star downtown hotel”) at the expense of brand identification. These agencies hope that consumers will eventually develop brand loyalties to their reservations system rather than to our lodging brands. Although most of the business for our hotels is expected to be derived from traditional channels, if the amount of sales made through Internet intermediaries increases significantly, room revenues may flatten or decrease and our profitability may be adversely affected.

The threat of terrorism has harmed the hotel industry generally, including our results of operations and these harmful effects may continue or worsen, particularly if there are further terrorist events.

The threat of terrorism has had a negative impact on hotel operations and caused a significant decrease in hotel occupancy and average daily rates due to disruptions in business and leisure travel patterns and concerns about travel safety. Hotels in major metropolitan areas and near airports, such as many of our hotels, have been harmed due to concerns about air travel safety and a significant overall decrease in the amount of air travel, particularly transient business travel, which includes the corporate and premium business segments that generally pay the highest average room rates. Future terrorist acts in the U.S. and abroad, terrorism alerts or outbreaks of hostilities could have a negative effect on travel, and correspondingly, on our business.

The attacks of September 11, 2001 had a dramatic adverse impact on business and leisure travel, hotel occupancy and RevPAR. While there have been recent improvements, the uncertainty associated with the continuing war on terrorism, the U.S.-led military action in Iraq and Afghanistan, and the possibility of future attacks may continue to hamper business and leisure travel patterns and, accordingly, the performance of our business.

Uninsured and underinsured losses could adversely affect our operating results and our ability to make distributions to our stockholders.

We maintain comprehensive insurance on each of our hotel properties, including terrorism, liability, fire and extended coverage, of the type and amount we believe are customarily obtained for or by hotel owners. There are no assurances that current coverage will continue to be available at reasonable rates. Because various types of catastrophic losses, such as those that may arise out of earthquakes and floods, may not be insurable at reasonable rates, we may not always obtain insurance against these losses. In the event of a substantial loss, our insurance coverage, if any, may not be sufficient to cover the full current market value or replacement cost of our lost investment. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in a hotel or resort, as well as the anticipated future revenue from the hotel or resort. In that event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also keep us from using insurance proceeds to replace or renovate a hotel after it has been damaged or destroyed. Under those circumstances, the insurance proceeds we receive might be inadequate to restore our economic position on the damaged or destroyed property.

Noncompliance with governmental regulations could adversely affect our operating results.

Environmental matters.

Our hotel properties are subject to various federal, state and local environmental laws. Under these laws, courts and government agencies have the authority to require us, as owner of a contaminated property, to clean up the property, even if we did not know of or were not responsible for the contamination. These laws also apply to persons who owned a property at the time it became contaminated. In addition to the costs of cleanup, environmental contamination can affect the value of a property and, therefore, an owner’s ability to borrow funds using the property as collateral or to sell the property. Under the environmental laws, courts and government agencies also have the authority to require that a person who sent waste to a waste disposal facility, such as a landfill or an incinerator, pay for the clean-up of that facility if it becomes contaminated and threatens human health or the environment. A person that arranges for the disposal or transports for disposal or treatment a hazardous substance at a property owned by another may be liable for the costs of removal or remediation of hazardous substances released into the environment at that property.

Furthermore, various court decisions have established that third parties may recover damages for injury caused by property contamination. For instance, a person exposed to asbestos while staying in a hotel may seek to recover damages if he or she suffers injury from the asbestos. Lastly, some of these environmental laws restrict the use of a property or place conditions on various activities. An example would be laws that require a business using chemicals (such as swimming pool chemicals at a hotel property) to manage them carefully and to notify local officials that the chemicals are being used.

We could be responsible for the costs discussed above. The costs to clean up a contaminated property, to defend against a claim, or to comply with environmental laws could be material and could adversely affect the funds available for distribution to our stockholders. We may have material environmental liabilities of which we are unaware. We can make no assurances that (1) future laws or regulations will not impose material environmental liabilities or (2) the current environmental condition of our hotel properties will not be affected by the condition of the properties in the vicinity of our hotel properties (such as the presence of leaking underground storage tanks) or by third parties unrelated to us.

Americans with Disabilities Act and other changes in governmental rules and regulations.

Under the Americans with Disabilities Act of 1990, or the ADA, all public accommodations must meet various federal requirements related to access and use by disabled persons. Compliance with the ADA’s requirements could require removal of access barriers, and non-compliance could result in the U.S. government imposing fines or in private litigants winning damages. If we are required to make substantial modifications to our hotels, whether to comply with the ADA or other changes in governmental rules and regulations, our financial condition, results of operations and ability to make distributions to our stockholders could be adversely affected.

Unanticipated expenses and insufficient demand for hotels we open in new geographic markets could adversely affect our profitability and our ability to make distributions to our stockholders.

As part of our business plan, we may develop or acquire new hotels in geographic areas in which our management may have little or no operating experience and in which potential customers may not be familiar with our franchise brands. As a result, we may have to incur costs relating to the opening, operation and promotion of those new hotel properties that are substantially greater than those incurred in other areas. These hotels may attract fewer customers than our existing hotels, while at the same time, we may incur substantial additional costs with these new hotel properties. As a result, the results of operations at new hotel properties may be less than those of our existing hotels. Unanticipated expenses and insufficient demand at a new hotel property, therefore, could adversely affect our profitability and our ability to make distributions to our stockholders.

Our ability to maintain distributions to our stockholders is subject to fluctuations in our financial performance, operating results and capital improvements requirements.

As a REIT, we are required to distribute at least 90% of our taxable income (excluding net capital gains) each year to our stockholders. In the event of future downturns in our operating results and financial performance or unanticipated capital improvements to our hotels, including capital improvements which may be required by our franchisors, we may be unable to declare or pay distributions to our stockholders. The timing and amount of distributions are in the sole discretion of our board of directors which will consider, among other factors, our financial performance, debt service obligations and debt covenants, and capital expenditure requirements. We cannot assure you that we will continue to generate sufficient cash in order to fund distributions.

Among the factors which could adversely affect our results of operations and our distributions to stockholders are the failure of our TRS lessees to make required rent payments because of reduced net operating profits or operating losses; increased debt service requirements and capital expenditures at our hotels, including capital expenditures required by the franchisors of our hotels. Among the factors which could reduce the net operating profits of our TRS lessees are decreases in hotel revenues and increases in hotel operating expenses. Hotel revenue can decrease for a number of reasons, including increased competition from new supply of hotel rooms and decreased demand for hotel rooms. These factors can reduce both occupancy and room rates at our hotels.

We lease all of our hotels to our TRS lessees. These TRS lessees are subject to hotel operating risks, including risks of sustaining operating losses after payment of hotel operating expenses, including management fees. These risks can affect adversely the net operating profits of our TRS lessees, our operating expenses, and our ability to make distributions to our stockholders.

We intend that a portion of our revenues will be attributable to our future operations outside of the U.S., which will subject us to different legal, monetary and political risks, as well as currency exchange risks, and may cause unpredictability in a major source of our cash flows and adversely affect our ability to make distributions to our stockholders.

Our business plan assumes a portion of our investments will be in hotel properties located outside the U.S. and a portion of revenues ultimately will be generated by hotel properties located outside the U.S. In addition to U.S. acquisitions, we intend to acquire hotel properties in Mexico, Central and South America and the Caribbean. International investments and operations generally are subject to various political and other risks that are different from and in addition to those for U.S. investments and operations, including:

•	changing governmental rules and policies;

•	enactment of laws prohibiting or restricting the foreign ownership of property;

•	laws restricting us from removing profits earned from activities within the country to the U.S., including the payment of distributions and nationalization of assets located within a country;

•	variations in the currency exchange rates, mostly arising from sales made in local currencies;

•	adverse market conditions caused by changes in national or local economic conditions;

•	changes in relative interest rates;

•	change in the availability, cost and terms of mortgage funds resulting from varying national economic policies;

•	changes in tax laws or policies;

•	changes in real estate and other tax rates and other operating expenses in particular countries;

•	war or civil unrest;

•	changes in land use and zoning laws; and

•	more stringent environmental laws or changes in such laws.

In addition, currency devaluations and unfavorable changes in international monetary and tax policies could have a material adverse effect on our profitability and financing plans, as could other changes in the international regulatory climate and international economic conditions. Liabilities arising from differing legal, monetary and political risks as well as currency fluctuations could adversely affect our financial condition, operating results and our ability to make distributions to our stockholders.

The properties we acquire outside of the U.S. will be subject to foreign taxes.

In the future, we may acquire hotels in foreign countries. Those foreign countries will impose taxes on our hotels and our operations within their jurisdictions. To the extent possible, we will structure our acquisitions and activities to minimize our foreign tax liability. However, there can be no complete assurance that we will be able to reduce our foreign tax liability to a specified level. Furthermore, as a REIT, we generally will not be able to utilize foreign tax credits against our U.S. federal income tax liability for the foreign taxes we pay.

The hotel business is capital intensive and our inability to obtain financing could limit our growth.

Our hotel properties will require periodic capital expenditures and renovation to remain competitive. Acquisitions or development of additional hotel properties will require significant capital expenditures. We may not be able to fund capital improvements or acquisitions solely from cash provided from our operating activities because we must distribute at least 90% of our taxable income (net of capital gains) each year to maintain our REIT tax status. As a result, our ability to fund capital expenditures, acquisitions or hotel development through retained earnings is very limited. Consequently, we rely upon the availability of debt or equity capital to fund hotel acquisitions and improvements. Our ability to grow through acquisitions or development of hotels could be hampered by a number of factors, many of which are outside of our control, including, without limitation, declining general market conditions, unfavorable market perception of our growth potential, decreases in our current and estimated future earnings, excessive cash distributions or decreases in the market price of our common stock. In addition, our ability to access additional capital may also be limited by the terms of our existing indebtedness, which, among other things, restricts our incurrence of debt and the payment of distributions. The occurrence of any of these above-mentioned factors, individually or in combination, could prevent us from being able to obtain the external capital we require on terms that are acceptable to us or at all and the failure to obtain necessary external capital could have a material adverse affect on our ability to finance our future growth.

General Risks Related to the Real Estate Industry

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition.

Because real estate investments are relatively illiquid, our ability to promptly sell one or more hotel properties in our portfolio in response to changing economic, financial and investment conditions is limited. The real estate market is affected by many factors that are beyond our control, including:

•	adverse changes in international, national, regional and local economic and market conditions;

•	changes in interest rates and in the availability, cost and terms of debt financing;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	the ongoing need for capital improvements, particularly in older structures;

•	changes in operating expenses; and

•	civil unrest, acts of God, including earthquakes, floods and other natural disasters, which may result in uninsured losses, and acts of war or terrorism, including the consequences of the terrorist acts such as those that occurred on September 11, 2001.

We may decide to sell our hotels in the future. We cannot predict whether we will be able to sell any hotel property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a hotel property.

We may be required to expend funds to correct defects or to make improvements before a hotel property can be sold. We cannot assure you that we will have funds available to correct those defects or to make those improvements. In acquiring a hotel property, we may agree to lock-out provisions that materially restrict us from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These factors and any others that would impede our ability to respond to adverse changes in the performance of our properties could have a material adverse effect on our operating results and financial condition, as well as our ability to pay distributions to stockholders.

Increases in our property taxes would adversely affect our ability to make distributions to our stockholders.

Each of our hotels will be subject to real and personal property taxes. These taxes on our hotel properties may increase as tax rates change and as the properties are assessed or reassessed by taxing authorities. If property taxes increase, our ability to make distributions to our stockholders would be adversely affected.

Future debt service obligations could adversely affect our overall operating results and may require us to sell assets to meet our payment obligations.

While we have adopted a target debt level of 40-50% of historical asset cost, because neither our charter nor our bylaws limits the amount of debt that we can incur, our board of directors may change this debt policy at any time without stockholder approval. We and our subsidiaries may be able to incur substantial additional debt, including secured debt, in the future. Incurring debt could subject us to many risks, including the risks that:

•	our cash flow from operations will be insufficient to make required payments of principal and interest;

•	our debt may increase our vulnerability to adverse economic and industry conditions;

•	we may be required to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing cash available for distribution to our stockholders, funds available for operations and capital expenditures, future business opportunities or other purposes; and

•	the terms of any refinancing will not be as favorable as the terms of the debt being refinanced.

If we violate covenants in our future indebtedness agreements, we could be required to repay all or a portion of our indebtedness before maturity at a time when we might be unable to arrange financing for such repayment on attractive terms, if at all.

If we obtain debt in the future and do not have sufficient funds to repay our debt at maturity, it may be necessary to refinance this debt through additional debt financing, private or public offerings of debt securities, or additional equity financings. If, at the time of any refinancing, prevailing interest rates or other factors result in higher interest rates on refinancings, increases in interest expense could adversely affect our cash flow, and, consequently, cash available for distribution to our stockholders. If we are unable to refinance our debt on acceptable terms, we may be forced to dispose of hotel properties on disadvantageous terms, potentially resulting in losses adversely affecting cash flow from operating activities. We may place mortgages on our hotel properties to secure our line of credit or other debt. To the extent we cannot meet our debt service obligations, we risk losing some or all of those properties to foreclosure. Also, covenants applicable to our debt could impair our planned strategies and, if violated, result in a default of our debt obligations.

Higher interest rates could increase debt service requirements on our floating rate debt and could reduce the amounts available for distribution to our stockholders, as well as reducing funds available for our operations, future business opportunities, or other purposes. We may obtain in the future one or more forms of interest rate protection—in the form of swap agreements, interest rate cap contracts or similar agreements—to “hedge” against the possible negative effects of interest rate fluctuations. However, we cannot assure you that any hedging will adequately relieve the adverse effects of interest rate increases or that counterparties under these agreement will honor their obligations thereunder. Adverse economic conditions could also cause the terms on which we borrow to be unfavorable. We could be required to liquidate one or more of our hotel investments at times which may not permit us to receive an attractive return on our investments in order to meet our debt service obligations.

Our ability to pay dividends on our common stock may be limited or prohibited by the terms of our indebtedness.

We and our subsidiaries, including our Operating Partnership, are, and may in the future become, parties to loan agreements and other arrangements which restrict or prevent the payment of dividends on our classes and series of capital stock before certain financial or operational thresholds are met.

Market interest rates may affect the price of shares of our common stock.

We believe that one of the factors that investors consider important in deciding whether to buy or sell shares of a REIT is the distribution rate on the shares, considered as a percentage of the price of the shares, relative to market interest rates. If market interest rates increase, prospective purchasers of REIT shares may expect a higher distribution rate. Thus, higher market interest rates could cause the market price of our shares to go down.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

Introduction

The following discussion describes the U.S. federal income tax considerations reasonably anticipated to be material to prospective holders of shares of our common stock. As used in this section, the terms “the Company,” “our company,” “we,” “our” and “us” refer solely to Highland Hospitality Corporation, except where the context indicates otherwise. The following discussion is intended to address only those U.S. federal income tax considerations that are generally relevant to all stockholders of our common stock, is not exhaustive of all possible tax considerations and is not tax advice. For example, it does not give a detailed description of any state, local or foreign tax considerations. In addition, the discussion does not purport to deal with all aspects of taxation that may be relevant to a stockholder subject to special treatment under the U.S. federal income tax laws, including, without limitation, insurance companies, financial institutions or broker-dealers, tax-exempt organizations or foreign corporations, regulated investment companies, trusts, real estate investment trusts, “S” corporations, persons subject to the alternative minimum tax, persons holding the stock as part of a hedge, straddle, conversion or other risk-reduction or constructive sale transactions, persons holding the stock through a partnership or other pass-through entity, persons whose functional currency is not U.S. dollar, expatriates and persons who are not citizens or residents of the United States.

The information in this section is based on the Internal Revenue Code 1986, as amended, or the Internal Revenue Code, final, temporary and proposed Treasury regulations thereunder, current administrative interpretations and positions of the Internal Revenue Service and existing court decisions, all in effect as of the date hereof. No assurance can be given that future legislation, Treasury regulations, administrative interpretations and court decisions will not significantly change, perhaps retroactively, the law on which the information in this section is based. Even if there is no change in applicable law, no assurance can be provided that the statements set forth in this discussion will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged.

On October 22, 2004, new legislation, referred to in this discussion as the “American Jobs Creation Act,” was enacted into law. This new legislation contains a number of provisions applicable to REITs and its stockholders, which are described throughout this summary. As with all new legislation, there is some uncertainty as to the application of a number of provisions included in the American Jobs Creation Act. In addition, some provisions require the Internal Revenue Service to issue certain substantive and procedural guidance that has not yet been issued. Accordingly, we cannot provide any assurance that administrative guidance issued after the date hereof will be consistent with our expectations or interpretations of the new legislation as expressed herein.

You are advised to consult with your tax advisor to determine the impact of your personal tax situation on the anticipated U.S. federal, state, local or foreign and other tax consequences of the ownership and sale of our stock and with regard to any potential changes in applicable tax laws or any judicial or administrative interpretations thereof.

U.S. Federal Income Taxation of Our Company

The sections of the Internal Revenue Code and the corresponding Treasury regulations that govern the U.S. federal income tax treatment of a REIT and its stockholders are highly technical and complex. The following discussion is qualified in its entirety by the applicable Internal Revenue Code provisions, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof.

General. We are a self-managed and self-administered real estate investment trust, or REIT, owning upscale full-service, premium limited-service, and extended stay properties. We have elected to be taxed as a REIT under the Internal Revenue Code, effective beginning with our taxable year ended December 31, 2003. We believe that we have been organized and operated in a manner that has permitted us to qualify to be taxed as a REIT, and we intend to continue to be organized and to operate to qualify to be taxed as a REIT for future taxable years. No assurance, however, can be given that we will operate in a manner so at to qualify or remain qualified to be taxed as a REIT. See “—Failure of the Company to Qualify as a REIT” below. Our qualification and taxation as a REIT depends upon our ongoing ability to meet the various qualification requirements imposed under the Internal Revenue Code, which are discussed below. No assurance can be given that the actual results of our operations for any particular taxable year will satisfy such requirements.

If we qualify for taxation as a REIT, we generally will not be subject to U.S. federal corporate income tax on our net income that we currently distribute to our stockholders. This treatment substantially eliminates the “double taxation” (that is, taxation at both the corporate and stockholder levels) that generally results from an investment in a regular (non-REIT) C corporation. Regular C corporations generally are subject to U.S. federal corporate income taxation on their income, and stockholders of regular C corporations are subject to tax on any dividends that are received. Currently, stockholders of regular C corporations who are taxed at individual rates generally are taxed on dividends they receive at long-term capital gains rates, which are lower for individuals than ordinary income rates, and stockholders of regular C corporations who are taxed at regular corporate rates receive the benefit of a dividends received deduction that substantially reduces the effective rate that they pay on such dividends. Overall, income earned by a REIT and distributed currently to its stockholders generally will be subject to lower aggregate rates of U.S. federal income taxation than if such income were earned by a regular C corporation, subjected to U.S. federal corporate income tax, and then distributed to stockholders and subjected to tax either at long-term capital gains rates or the effective rate paid by a corporate recipient entitled to the benefit of the dividends received deduction.

While we generally are not subject to U.S. federal corporate income tax on income that we distribute currently to stockholders, we will still be subject to certain U.S. federal taxes as follows:

1.	We will be taxed at regular corporate rates on any undistributed “REIT taxable income.” Our “REIT taxable income” is the otherwise taxable income of the REIT subject to certain adjustments, including a deduction for dividends paid.

2.	Under certain circumstances, we (or our stockholders) may be subject to the U.S. federal “alternative minimum tax” due to our items of tax preference and alternative minimum tax adjustments.

3.	If we have net income from the sale or other disposition of, and other income from, “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this net income.

4.	Our net income from “prohibited transactions” will be subject to a 100% tax. In general, “prohibited transactions” are certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

5.	If we fail to satisfy the 75% gross income requirement or the 95% gross income requirement discussed below, but nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a tax equal to (a) the gross income attributable to the greater of (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income requirement described below under “—Requirements for Qualification—Income Requirements Applicable to REITs” and (ii) the amount by which 90% (95% for 2005 and subsequent taxable years) of our gross income exceeds the amount qualifying under the 95% gross income requirement described below multiplied by (b) a fraction intended to reflect our profitability.

6.

If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods less excess distributions from prior years, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of amounts actually distributed and amounts retained but with respect to which U.S. federal income tax was paid.

7.	We are required to pay tax on any undistributed net capital gains at regular corporate tax rates. In that case, a stockholder could include its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income as long-term capital gain, will be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax so deemed to have been paid and an adjustment would be made to increase the basis of the stockholder in our stock.

8.	If arrangements between us and our taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties, we may be subject to a 100% penalty tax on portions of amounts received from, or on certain amounts deducted by, a taxable REIT subsidiary.

9.	Where we acquire any asset from a regular C corporation in a basis carryover transaction and dispose of such asset in a taxable transaction during the ten-year period beginning on the date on which such asset was acquired by us, then, we will be subject to tax on the asset’s “built-in gain” at the highest regular corporate rate applicable, unless the transferor C corporation elects to pay tax on such built-in gain as if it sold the assets in a taxable transaction. A built-in gain is the excess of the fair market value of an asset over our adjusted basis in the asset, determined when we acquire the asset.

10.	With regard to 2005 and subsequent taxable years, if we fail to satisfy the 10% value limitation, the 10% voting security limitation or the 5% asset test discussed below because we own assets the total value of which exceeds a statutory de minimis standard but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the greater of $50,000 or the amount determined by multiplying the net income generated by the non-qualifying assets by the highest rate of tax applicable to corporations during the periods that the assets were held as non-qualifying assets.

11.	With regard to 2005 and subsequent taxable years, if we fail to satisfy a requirement under the Internal Revenue Code other than a failure to comply with the gross income tests, the 5% asset test, the 10% voting security limitation or the 10% value limitation, the failure of which would result in the loss of our REIT status, and the failure is due to reasonable cause and not willful neglect, we may nonetheless retain our REIT qualification if we pay a penalty of $50,000 for each such failure.

Notwithstanding our status as a REIT, we and/or our subsidiaries (that are not otherwise subject to U.S. federal income taxation) may also have to pay (i) state and local income taxes, because not all states and localities treat follow the U.S. federal income tax entity classification and/or treatment, and (ii) foreign taxes to the extent that we own assets or conducts operations in foreign jurisdictions. In addition, we have corporate subsidiaries generally known as “taxable REIT subsidiaries” that are subject to U.S. federal income taxation as regular C corporations as further discussed below.

Requirements for Qualification.

The Internal Revenue Code defines a REIT as a corporation, trust or association –

(1)	which is managed by one or more directors or trustees;

(2)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)	which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;

(4)	which is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities);

(7)	which makes an election to be taxable as a REIT for the current taxable year, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status;

(8)	that uses the calendar year for U.S. federal income tax purposes;

(9)	which meets certain other requirements, described below, regarding the nature of its income and assets; and

(10)	which has no earnings and profits from any non-REIT taxable year at the close of any taxable year.

Requirements (1) to (4) must be met during the entire taxable year and requirement (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months.

For purposes of determining stock ownership under requirement (6) above, a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Internal Revenue Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of requirement (6) above.

In connection with requirement (6), we are required to send annual letters to our stockholders requesting information regarding the actual ownership of our shares of stock. If we comply with this requirement, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (6), then we will be treated as having met requirement (6). If we fail to send such annual letters, we will be required to pay either a $25,000 penalty or, if the failure is intentional, a $50,000 penalty. The Internal Revenue Service may require us, under those circumstances, to take further action to ascertain actual ownership of our shares of stock, and failure to comply with such an additional requirement would result in an additional $25,000 (or $50,000) penalty. No penalty would be assessed in the first instance, however, if the failure to send the letters is due to reasonable cause and not to willful neglect.

We believe that we meet and currently intend to continue to meet requirements (1) through (4), (7) and (8). In addition, we believe that we have had and currently intend to continue to have outstanding common stock with sufficient diversity of ownership to allow us to satisfy requirements (5) and (6). With respect to requirement (6), we believe we have complied and currently intend to continue to comply with the requirement that we send annual letters to our stockholders requesting information regarding the actual ownership of our shares of stock. In addition, our charter contains an ownership limit that is intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. The ownership limit, together with compliance with the annual stockholder letter requirement described above, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described above. If we fail to satisfy such share ownership requirements, we will not qualify as a REIT. See “—Failure of the Company to Qualify as a REIT” below.

With respect to requirement (10), we had elected to be taxed as an “S” corporation for periods between the date of our organization and immediately before we elected to be taxed as a REIT for U.S. federal income tax purposes. We believe we had met the requirements for qualification as an “S” corporation and as such would have had no undistributed earnings and profits before we elected to be taxed as a REIT.

Qualified REIT Subsidiaries

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary will be disregarded for U.S. federal income tax purposes and all assets, liabilities and items of income, gain, deduction and credit of the subsidiary will be treated as assets, liabilities and tax items of the REIT itself. Generally, a qualified REIT subsidiary is a corporation, all of the capital stock of which is owned by one REIT and that is not a taxable REIT subsidiary. We own a qualified REIT subsidiary, HHC GP Corporation. HHC GP Corporation is the general partner of the Operating Partnership. As a qualified REIT subsidiary, HHC GP Corporation is not subject to U.S. federal corporate income taxation, although it may be subject to state and local taxation, and/or foreign taxation.

Ownership of Interests in Pass-Through Entities by a REIT

An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner, generally is not treated as an entity separate from its parent for U.S. federal income tax purposes. All assets, liabilities, and items of income, gain, loss and deduction of such entity are treated as assets, liabilities, items of income, gain, loss and deduction of its owner for U.S. federal income tax purposes.

An unincorporated domestic entity with two or more owners is generally treated as a partnership for U.S. federal income tax purposes. For purposes of REIT qualification requirements, a REIT which is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn directly its proportionate share of each item of income and gain of the partnership, in each case based on the capital interest of such partnership owned by the REIT. In addition, for purposes of the REIT qualification requirements, the character of the assets and gross income of the partnership retains the same character in the hands of the REIT for purposes of the gross income requirements and the asset requirements applicable to REITs, as described below. Thus, our proportionate share of the assets and items of income and gain of the Operating Partnership, including the Operating Partnership’s share of such items of any subsidiaries that are partnerships or LLCs that have not elected to be treated as corporations for U.S. federal income tax purposes, are treated as our assets and items of income for purposes of applying the requirements described herein. For purposes of the 10% value limitation, our share of partnership items will include the value of certain debt instruments of the partnership that are held by us. We hold substantially all of our assets through the Operating Partnership where we are the majority limited partner and our qualified REIT subsidiary, HHC GP Corporation, is the general partner.

Income Requirements Applicable to REITs

In order to maintain qualification as a REIT, we must satisfy two gross income requirements. At least 75% of our gross income, excluding gross income from “prohibited transactions,” for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property,” gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property, or income from certain types of temporary investments of new capital raised through the issuance of our stock or certain long-term debt obligations and received during the one-year period beginning on the date on which we received such new capital. We invested proceeds from the initial public offering of our common stock that were not immediately used in acquiring our assets in certain mutual funds. We believe the mutual fund stock is a qualifying type of temporary investment and income generated by the mutual fund stock is qualifying income for the gross income test requirements.

At least 95% of our gross income, excluding gross income from “prohibited transactions,” for each taxable year must be derived from any combination of income qualifying under the 75% requirement, dividends, interest and gain from the sale or disposition of stock or securities.

For purposes of the 75% and 95% requirements, “interest” generally will be nonqualifying income if it depends on in whole or in part on the income or profits of any person. However, interest based on a fixed percentage of percentages of gross receipts or sales may still qualify for this purpose. Since we began our operations, interest income has constituted only a small fraction of our gross income and we believe no interest income we have received depended on income or profits of any person.

From time to time we may enter into transactions to hedge against risks of interest rate or value fluctuations associated with our assets. To the extent that we enter into a transaction in the normal course of our business primarily to manage the risk of interest rate changes, price changes or currency fluctuations with respect to indebtedness incurred or to be incurred by us to acquire or carry real estate assets, any income or gain from the hedging transaction will be disregarded for purposes of the 95% gross income test, provided that we clearly and timely identify such hedging transaction in the manner required under the Internal Revenue Code and the Treasury regulations promulgated thereunder. For our taxable years beginning prior to January 1, 2005, to the extent that we entered into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred or to be incurred to acquire or carry “real estate assets,” any periodic income or gain from the disposition of that contract attributable to the carrying or acquisition of the real estate assets was generally qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. There is some uncertainty regarding the technical application of the new law and, therefore, the proper treatment of hedging transactions that were entered into prior to its enactment. To the extent that we hedge with nonqualifying types of financial instruments or hedge against other types of risks, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. In this regard, to the extent we invest outside the United States, we may enter into transactions to hedge against risks of currency fluctuations associated with such investments. We intend to structure any such non-qualifying hedging transactions in a manner that does not jeopardize our status as a REIT.

Rents paid pursuant to leases of our hotel properties currently constitute substantially all of our gross income. Currently, all of our hotel properties are leased to wholly-owned subsidiaries of HHC TRS Holding Corporation. We refer to these subsidiaries of HHC TRS Holding Corporation as the “TRS lessees.” HHC TRS Holding Corporation in turn is a wholly owned subsidiary of our Operating Partnership, and is our “taxable REIT subsidiary.” A taxable REIT subsidiary is an entity that is taxable for U.S. federal income tax purposes as a corporation and in which a REIT directly or indirectly holds stock or other equity interests that has made a joint election with the REIT to be treated as a taxable REIT subsidiary with respect to that REIT. For a more detailed discussion of taxable REIT subsidiaries, see “—Qualification of an Entity as a Taxable REIT Subsidiary” below. Each of the TRS lessees is either a single member limited liability company that is disregarded for U.S. federal income tax purposes as an entity separate from HHC TRS Holding Corporation or is a corporate subsidiary of HHC TRS Holding Corporation that itself qualifies as a taxable REIT subsidiary.

Several requirements must be satisfied in order for the rents received pursuant to the hotel leases to the TRS lessees to qualify as “rents from real property.” First, the lease must be treated as a true lease for U.S. federal income tax purposes. This determination is made based on a number of factors as further discussed below.

Second, assuming that each hotel lease is treated as a true lease for U.S. federal income tax purposes, the amount of rent must not be based in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Third, generally, rents received from a tenant do not qualify as “rents from real property” if we, or an actual or constructive owner of 10% or more of our stock, actually or constructively owns 10% or more of the tenant. This type of tenant is referred to below as a related-party-tenant. Given that the TRS lessees are indirect wholly owned subsidiaries of the Operating Partnership, they are related-party-tenants. However, the related-party-tenant rule does not apply to a lease to a taxable REIT subsidiary of a “qualified lodging facility” as that term is defined in the Internal Revenue Code if that property is operated on behalf of the taxable REIT subsidiary by a person who is an “eligible independent contractor” as that term is defined in the Internal Revenue Code. Generally, a hotel property, together with customary amenities and facilities operated as part of, or associated with, the hotel, will be treated as a qualified lodging facility so long as no wagering activities are conducted at or in connection with the hotel property by any person who is legally engaged in the business of wagering activities.

Fourth, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, based on the relative fair market values of the personal property, and the real and personal properties, then the portion of rent attributable to such personal property will not qualify as “rents from real property.”

Fifth, if we operate or manage a property or furnish or render certain “impermissible services” to the tenants at the property, and the income derived from the services exceeds one percent of the total amount received by us with respect to the property, then no amount received by us with respect to the property will qualify as “rents from real property.” Impermissible services are services other than services (1) “usually or customarily rendered” in connection with the rental of real property and (2) not otherwise considered “rendered to the occupant.” For these purposes, the income that we consider to receive from the provision of “impermissible services” will not be less than 150% of the cost of providing the service. If the amount so received is one percent or less of the total amount received by us with respect to the property, then only the income from the impermissible services will not qualify as “rents from real property.”

The TRS lessees of the hotel properties lease the land, buildings, improvements, furnishings, and equipment comprising our hotel properties for multiple year terms, all longer than five years. The leases provide that the TRS lessees are obligated to pay to our Operating Partnership or its subsidiaries (1) the greater of a fixed annual base rent or percentage rent and (2) certain other “additional charges,” as defined in the leases. Percentage rent is calculated by multiplying fixed percentages by gross revenues (generally with different percentages applying to gross room revenues, food and beverage revenues) and other revenues for each of the hotels. Both base rent and the thresholds in the percentage rent formulas are adjusted for inflation, subject to certain caps. Base rent accrues and is required to be paid monthly and percentage rent accrues and is required to be paid quarterly.

As discussed above, in order for the rent paid pursuant to the hotel leases to constitute “rents from real property,” the leases must be respected as true leases for U.S. federal income tax purposes. Accordingly the leases cannot be treated as service contracts, joint ventures, financing transactions or some other type of arrangement. The determination of whether the leases are true leases for U.S. federal income tax purposes depends upon an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

1.	the intent of the parties;

2.	the form of the agreement;

3.	the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement); and
4.	the extent to which the property owner retains the risk of loss with respect to the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain (e.g., appreciation) with respect to the property.

In addition, Section 7701(e) of the Internal Revenue Code provides that a contract that purports to be a service contract or a partnership agreement is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors. Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be controlling in every case. Our hotel leases have been structured with the intent to qualify as true leases for U.S. federal income tax purposes. For example, with respect to each lease:

1.	the lessor and the lessee intend for their relationship to be that of a lessor and lessee and such relationship is documented by lease agreements;

2.	the lessee has the right to the exclusive possession, use, and quiet enjoyment of the hotels during the term of the lease, subject to customary minor exceptions;

3.	the lessee bears the cost of, and is responsible for, day-to-day maintenance and repair of the hotel, other than the cost of maintaining structural elements, and generally dictates how the hotels are operated and maintained, subject to the management agreements with eligible independent contractors;

4.	the lessee bears all of the costs and expenses of operating the hotel, including the cost of any inventory used in its operation, during the term of the leases, and the real estate and personal property taxes associated with the hotel property, and the cost of replacement or refurbishment of furniture, fixtures, and equipment and other capital expenditures, to the extent that such costs do not exceed the allowances therefor under the leases;

5.	the lessee benefits from any savings in the costs of operating the hotels during the term of the lease;

6.	the lessee generally will indemnify the lessor against all liabilities imposed on the lessor during the term of the lease by reason of (1) injury to persons or damage to property occurring at the hotels, (2) the lessee’s use, management, maintenance, or repair of the hotel, (3) any taxes and assessments that are the obligation of the lessee, (4) any failure on the part of the lessee to perform or comply with any of the terms of the lease and (5) the non-performance of any of the terms and provisions of any sublease;

7.	the lessee is obligated to pay substantial fixed rent for the period of use of the hotel;

8.	the lessee stands to incur substantial losses or reap substantial gains depending on how successfully it operates the hotel;

9.	the lessor cannot use the hotels concurrently to provide significant services to entities unrelated to the lessee;

10.	the total contract price under the lease does not substantially exceed the rental value of the hotel for the term of the lease; and

11.	in the case of the two hotel properties leased by the Operating Partnership from local government agencies, similar to the hotel properties actually owned by the Operating Partnership, the underlying lease has substantially longer term than the hotel leases and the Operating Partnership is subject to burdens and is entitled to benefits customary to, and consistent with, a long-term leaseholder generally treated as owner of an interest in real property for U.S. federal income tax purposes.

There are no controlling Treasury regulations, published rulings, or judicial decisions involving leases with terms substantially the same as our leases that discuss whether such leases constitute true leases for U.S. federal income tax purposes. If the hotel leases were recharacterized as service contracts or partnership agreements or a financing transaction, rather than true leases, or disregarded altogether for tax purposes, all or part of the payments that the Operating Partnership receives from the TRS lessees would not be considered rent or would not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we very likely would not be able to satisfy either the 75% or 95% gross income requirements and, as a result, would lose our REIT status.

As indicated above, “rents from real property” must not be based in whole or in part on the income or profits of any person. We believe payments made pursuant to our leases should qualify as “rents from real property” since they are generally based on either fixed dollar amounts or on specified percentages of gross sales fixed at the time the leases were entered into. The foregoing assumes that the leases are not renegotiated during their term in a manner that has the effect of basing either the percentage rent or base rent on income or profits. The foregoing also assumes that the leases are not in reality used as a means of basing rent on income or profits. More generally, the rent payable under the leases will not qualify as “rents from real property” if, considering the leases and all the surrounding circumstances, the arrangement does not conform with normal business practice. We and our Operating Partnership currently intend that the Operating Partnership and its subsidiaries that are lessors of the hotel properties will not renegotiate the percentages used to determine the percentage rent during the terms of the leases in a manner that has the effect of basing rent on income or profits. In addition, we believe that the rental provisions and other terms of the leases conform with normal business practice and generally were not intended to be used as a means of basing rent on income or profits. Furthermore, we and our Operating Partnership currently intend that, with respect to other properties that our Operating Partnership and its subsidiaries acquire in the future, the Operating Partnership and its subsidiaries will not charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage of gross revenues, as described above.

The lessors of the hotel properties lease certain items of personal property to the TRS lessees in connection with their leases. Under the Internal Revenue Code, if a lease provides for the rental of both real and personal property and the portion of the rent attributable to personal property is 15% or less of the total rent due under the lease, then all rent paid pursuant to such lease qualifies as “rent from real property.” If, however, a lease provides for the rental of both real and personal property, and the portion of the rent attributable to personal property exceeds 15% of the total rent due under the lease, then no portion of the rent that is attributable to personal property will qualify as “rent from real property.” The amount of rent attributable to personal property is the amount which bear the same ratio to total rent for the taxable year as the average of the fair market value of the personal property at the beginning and end of the year bears to the average of the aggregate adjusted tax bases of both the real and personal property at the beginning and end of such year. We believe that, with respect to each of the hotel leases that includes a lease of items of personal property, either the amount of rent attributable to personal property with respect to such lease will not exceed 15% of the total rent due under the lease (determined under the law in effect for the applicable period), or, with respect to leases where the rent attributable to personal constitutes non-qualifying income, such amounts, when taken together with all our other nonqualifying income, will not jeopardize our status as a REIT.

Each lease permits the Operating Partnership to take certain measures, including requiring the lessee to purchase certain furniture, fixtures and equipment or to lease such property from us or a third party if necessary to ensure that all of the rent attributable to personal property with respect to such lease will qualify as “rent from real property.” In order to protect our ability to qualify as a REIT, the Operating Partnership contributed personal property associated with two hotels acquired at the time of the initial public offering to the lessees of the hotel properties through HHC TRS Holding Corporation.

Our allocable share of any dividends the Operating Partnership receives from our taxable REIT subsidiaries, and capital gains realized with respect to investments in our taxable REIT subsidiaries (either due to distributions received from those subsidiaries or upon a disposition of part or all of our interest in a taxable REIT subsidiary) should qualify for purposes of the 95% gross income requirement but not for purposes of the 75% gross income requirement. The Operating Partnership does not anticipate that it will receive sufficient dividends from the taxable REIT subsidiaries and/or capital gains with respect to the taxable REIT subsidiaries to cause it to fail the 75% gross income requirement.

We inevitably will have some gross income from various sources, including the sources described in the preceding paragraphs, that fails to constitute qualifying income for purposes of one or both of the 75% or 95% gross income requirements. Taking into account our actual and anticipated sources of non-qualifying income, however, we believe that our aggregate gross income from all sources has satisfied, and we currently intend that our aggregate gross income will continue to satisfy, the 75% and 95% gross income requirements applicable to REITs for each taxable year commencing with our taxable year ended December 31, 2003.

If we were to fail to satisfy one or both of the 75% or 95% gross income requirements for any taxable year, we may nevertheless qualify as a REIT for such year if we were entitled to relief under certain provisions of the Internal Revenue Code. These relief provisions generally would be available if our failure to meet such requirements was due to reasonable cause and not due to willful neglect, and we were to file a schedule of the sources of our income qualifying for the 75% and 95% gross income requirements with our tax return for the taxable year or, with respect to 2005 and thereafter, as prescribed by applicable Treasury regulations. The relevant Treasury regulations are yet to be issued. It is not possible to state with precision under what circumstances we would be entitled to the benefit of these relief provisions. If these relief provisions were inapplicable to a particular set of circumstances involving us, we would not qualify as a REIT. As discussed above under “—U.S. Federal Income Taxation of Our Company—General,” even if these relief provisions were to apply, a tax would be imposed with respect to the excess net income.

Any gain realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by the Operating Partnership, will be treated as income from a “prohibited transaction” that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends upon all the facts and circumstances with respect to the particular transaction. The Operating Partnership currently intends that both it and its subsidiaries will hold hotels for investment with a view to long-term appreciation, to engage in the business of acquiring and owning hotels and to make sales of hotels as are consistent with the Operating Partnership’s investment objectives. There can be no assurance, however, that the Internal Revenue Service might not contend that one or more of these sales is subject to the 100% penalty tax. From time to time, the Operating Partnership may acquire assets associated with hotel properties ownership of which is neither consistent with its business objective nor economical. In such case, the Operating Partnership may attempt to sell such assets as soon as practicable and may do so at a gain, which may be subject to the prohibited transactions tax. As any such sale should take place soon after the acquisition, we do not expect that any such gain will be substantial.

Asset Requirements Applicable to REITs

At the close of each quarter of our taxable year, we must satisfy the following four requirements relating to the nature of our assets:

First, at least 75% of the value of our total assets must be represented by real estate assets and certain cash items. Our real estate assets include, for this purpose, our allocable share of real estate assets held by the Operating Partnership and the non-corporate subsidiaries of the Operating Partnership, as well as stock or debt instruments held for less than one year purchased with the proceeds of a stock offering or a long-term (at least five years) debt offering of the Company, cash, cash items and government securities. Our real estate assets do not include stock or debt instruments (other than mortgages) issued by our taxable REIT subsidiaries or their subsidiaries.

Second, no more than 25% of our total assets may be represented by securities other than those in the 75% asset class.

Third, of the investments included in the 25% asset class, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets and we may not own more than 10% of either the outstanding voting securities or the value of the outstanding securities of any one issuer. These limits do not apply to securities of a taxable REIT subsidiary.

Fourth, not more than 20% of the value of our total assets may be represented by securities of taxable REIT subsidiaries.

Neither we, the Operating Partnership, nor any of the non-corporate subsidiaries of the Operating Partnership have owned or currently intend to own more than 10% of (i) the voting securities of any entity that is treated as a corporation for U.S. federal income tax purposes, except for corporations or other entities that qualify and elect to be treated as taxable REIT subsidiaries or (ii) the value of the securities of any issuer except for securities of taxable REIT subsidiaries or certain securities that are excluded from the 10% value limitation. This includes certain “straight debt” securities and other securities, such as loans to individuals and certain real estate partnerships. The American Jobs Creation Act significantly expanded the prior “straight debt” safe harbor and made the expanded provisions retroactive so that the new provisions will apply to all of our taxable years. Under the recently amended provisions, solely for purposes of compliance with the 10% value limitation for 2005 and thereafter, our interest in securities that are held by partnerships in which we have an interest will be determined by including in our proportionate share of the partnership’s assets the partnership assets allocable to both our equity interest in the partnership and to the value of certain debt securities of the partnership held by us.

The following items will not be taken into account as securities for purposes of the 10% value test: (1) securities that meet the “straight debt” safe harbor, as discussed in the next paragraph; (2) loans to individuals or estates; (3) obligations to pay rents from real property; (4) rental agreements described in Section 467 of the Internal Revenue Code (generally obligations to pay rent after the close of the taxable year, but other than such agreements with related-party-tenants); (5) securities issued by other REITs; (6) debt issued by partnerships that derive at least 75% of their gross income from sources that constitute qualifying income for purposes of the 75% gross income test; (7) any debt security not otherwise described in this paragraph that is issued by a partnership, but only to the extent of our interest as a partner in the partnership; (8) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico; and (9) any other arrangement as determined by the Internal Revenue Service.

Debt will meet the “straight debt” safe harbor if (1) neither we, nor any of our controlled taxable REIT subsidiaries, own any securities not described in the preceding paragraph that have an aggregate value greater than one percent of the issuer’s outstanding securities, (2) the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, (3) the debt is not convertible, directly or indirectly, into stock, and (4) the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower’s discretion or similar factors. However, contingencies regarding time of payment and interest are permissible for purposes of qualifying as a straight debt security if either (1) such contingency does not have the effect of changing the effective yield of maturity, as determined under the Code, other than a change in the annual yield to maturity that does not exceed the greater of (i) 5% of the annual yield to maturity or (ii) 0.25%, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt instruments held by the REIT exceeds $1,000,000 and not more than 12 months of unaccrued interest can be required to be prepaid thereunder. In addition, debt will not be disqualified from being treated as “straight debt” solely because the time or amount of payment is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice.

With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe the value of the securities that we own, including unsecured debt but excluding any equity interest in a partnership, does not exceed 5% of the total value of our assets and that we comply with the 10% voting securities test and 10% value test (taking into account the considerations described above). With respect to our compliance with each of these asset tests, however, we cannot provide any assurance that the Internal Revenue Service might not disagree with our determinations.

After initially meeting the asset tests after the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the asset tests results from an increase in the value of our assets after the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets within 30 days after the close of that quarter.

Furthermore, for our taxable years beginning after December 31, 2004, the failure to satisfy the certain asset tests can be remedied even after the 30-day cure period. If the total value of the assets that caused a failure of these asset tests does not exceed either 1% of our assets at the end of the relevant quarter or $10,000,000, we can cure such a failure by disposing of sufficient assets to cure such a violation within six months following the last day of the quarter in which we first identify the failure of the asset test. For a violation of any of the asset tests attributable to the ownership of assets the total value of which exceeds the amount described in the preceding sentence, we can avoid disqualification as a REIT if the violation is due to reasonable cause and we dispose of an amount of assets sufficient to cure such violation within the six-month period described in the preceding sentence, pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets during the period of time that the assets were held as non-qualifying assets, and file in accordance with applicable Treasury regulations a schedule with the Internal Revenue Service that describes the assets. The relevant Treasury regulations are yet to be issued. It is not possible to state with precision under what circumstances we would be entitled to the benefit of these relief provisions.

We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available action within the applicable time period after the close of any quarter as may be required to cure any noncompliance with the asset tests. We cannot ensure that these steps always will be successful. If we fail to cure the noncompliance with the asset tests within the applicable time period, we could fail to qualify as a REIT.

Qualification of an Entity as a Taxable REIT Subsidiary

To qualify as a “taxable REIT subsidiary,” an entity must be taxable as a corporation and must satisfy the following additional requirements:

•	a REIT must own an equity interest, including stock, in the entity, whether directly or indirectly;

•	the entity must elect, together with the REIT that owns an equity interest in it, to be treated as a taxable REIT subsidiary under the Code; and

•	the entity must not directly or indirectly operate or manage a lodging or health care facility or, generally, provide to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated.

In addition, any entity treated as a corporation for U.S. federal income tax purposes, more than 35% of the total voting power or value of all outstanding securities of which is owned by a taxable REIT subsidiary of ours, will also be treated as a taxable REIT subsidiary of ours if the entity does not violate the activity restrictions described in the preceding sentence. Although a taxable REIT subsidiary may not operate or manage a lodging facility, it may lease or own such a facility so long as the facility is a “qualified lodging facility” and is operated on behalf of the taxable REIT subsidiary by an “eligible independent contractor.” A “qualified lodging facility” generally is a hotel or motel at which no authorized gambling activities are conducted. The customary amenities and facilities operated as part of, or associated with, the hotel or motel are also considered part of the “qualified lodging facility.” An “eligible independent contractor” is an independent contractor that, at the time a management agreement is entered into with a taxable REIT subsidiary to operate a “qualified lodging facility,” is actively engaged in the trade or business of operating “qualified lodging facilities” for a person or persons unrelated to either the taxable REIT subsidiary or any REITs with which the taxable REIT subsidiary is affiliated. A hotel management company that otherwise would qualify as an “eligible independent contractor” with regard to a taxable REIT subsidiary of us will not so qualify if the hotel management company and/or one or more actual or constructive owners of 10% or more of the hotel management company actually or constructively own more than 35% of us, or one or more actual or constructive owners of more than 35% of the hotel management company own 35% or more of us (determined by taking into account only the stock held by persons owning, directly or indirectly, more than 5% of our outstanding common stock and, if the stock of the eligible independent contractor is publicly-traded, 5% of the publicly-traded stock of the eligible independent contractor). We believe, and currently intend to take all steps reasonably practicable to ensure, that none of our taxable REIT subsidiaries or any of their subsidiaries will engage in “operating” or “managing” our hotels and that the hotel management companies engaged to operate and manage hotels leased to or owned by our taxable REIT subsidiaries qualify as “eligible independent contractors” with regard to those taxable REIT subsidiaries.

Certain restrictions imposed on taxable REIT subsidiaries are intended to ensure that such entities will be subject to an appropriate level of U.S. federal income taxation. First, a taxable REIT subsidiary may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50%

of the taxable REIT subsidiary’s adjusted taxable income for that year (although the taxable REIT subsidiary may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% requirement is satisfied). In addition, if a taxable REIT subsidiary pays interest, rent or another amount to a REIT that exceeds the amount that would be paid to an unrelated party in an arm’s length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. Our taxable REIT subsidiaries will make substantial payments to us, including payments of rent under the hotel leases. There can be no assurance that the limitation on interest deductions applicable to taxable REIT subsidiaries will not apply to the interest payments made to us by our taxable REIT subsidiaries, resulting in an increase in the corporate tax liability of each such subsidiary. Moreover, there can be no assurance that the terms establishing the payments made by the taxable REIT subsidiary to us will not result in the imposition of the 100% excise tax to a portion of any such payment.

Annual Distribution Requirements Applicable to REITs

To be taxed as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to

(i)	the sum of (a) 90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain, and (b) 90% of the net income, after tax, if any, from foreclosure property, minus

(ii)	the sum of certain items of noncash income.

Such distributions generally must be paid in the taxable year to which they relate. Dividends may be paid in the following taxable year in two circumstances. First, dividends may be declared in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment date after such declaration. Second, if we declare a dividend in October, November or December of any year with a record date in one of those months and pays the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. We currently intend to make timely distributions sufficient to satisfy these annual distribution requirements. In this regard, the Operating Partnership’s partnership agreement authorizes us, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to our partners an amount sufficient to permit us to meet these distribution requirements.

To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income” within the periods described in the prior paragraph, we are subject to income tax thereon at regular capital gain and ordinary corporate tax rates. We, however, may designate some or all of our retained net capital gain, so that, although the designated amount will not be treated as distributed for purposes of this tax, a stockholder would include its proportionate share of such amount in income, as capital gain, and would be treated as having paid its proportionate share of the tax paid by us with respect to such amount. The stockholder’s basis in its capital stock of the Company would be increased by the amount the stockholder included in income and decreased by the amount of the tax the stockholder is treated as having paid. We would make an appropriate adjustment to our earnings and profits. For a more detailed description of the U.S. federal income tax consequences to a stockholder of such a designation, see “—Taxation of Taxable U.S. Stockholders Generally” below.

There is a possibility that our “REIT taxable income” will exceed our cash flow, due in part to certain “non-cash” or “phantom” income that may be taken into account in computing our “REIT taxable income.” It is possible, because of these differences in timing between our recognition of taxable income and our receipt of cash available for distribution, that we, from time to time, may not have sufficient cash or other liquid assets to meet our distribution requirements. In such event, in order to meet the distribution requirements, we may find it necessary to arrange for short-term, or possibly long-term, borrowings to fund required distributions and/or to pay dividends in the form of taxable stock dividends.

We calculate our “REIT taxable income” based upon the conclusion that the non-corporate subsidiaries of the Operating Partnership or the Operating Partnership itself, as applicable, are the owners of the hotels for U.S.

federal income tax purposes. As a result, we expect that the depreciation deductions with respect to the hotels will reduce our “REIT taxable income.” This conclusion is consistent with the conclusion above that the leases of our hotels have been and will continue to be treated as true leases for U.S. federal income tax purposes. If, however, the Internal Revenue Service were to challenge successfully this position, in addition to failing in all likelihood the 75% and 95% gross income requirements described above, we also might be deemed retroactively to have failed to meet the REIT distribution requirements and would have to rely on the payment of a “deficiency dividend” in order to retain our REIT status.

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we would be required to pay to the Internal Revenue Service interest based upon the amount of any deduction taken for deficiency dividends.

Furthermore, if we should fail to distribute during each calendar year at least the sum of 85% of our REIT ordinary income for such year, 95% of our REIT capital gain income for such year, and any undistributed taxable income from prior periods, we would be subject to an excise tax. The excise tax would equal 4% of the excess of such required distribution over the sum of amounts actually distributed and amounts retained with respect to which the REIT pays U.S. federal income tax.

Failure of the Company to Qualify as a REIT

If we were to fail to qualify for taxation as a REIT in any taxable year, and if the relief provisions were not to apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we were to fail to qualify would not be deductible by us nor would they be required to be made. As a result, our failure to qualify as a REIT would significantly reduce the cash available for distribution by us to our stockholders and could materially reduce the value of our capital stock. In addition, if we were to fail to qualify as a REIT, all distributions to stockholders would be taxable as distributions from a regular C corporation, as dividend taxable in the hands of non-corporate stockholders at long-term capital gain rates, to the extent of our current and accumulated earnings and profits, although, subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction with respect to these distributions. Unless entitled to relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief. For our taxable years beginning on or after January 1, 2005, if we fail to satisfy a requirement for qualification as a REIT under the Internal Revenue Code the failure of which would result in the loss of our REIT status, other than a failure to comply with the gross income requirements, 5% asset test, 10% voting securities test, or 10% value test, we may nonetheless maintain our qualifications REIT if such failure was due to reasonable cause and not due to willful neglect. If entitled to relief, we would nevertheless be required to pay a penalty of $50,000 for each such failure.

Tax Aspects of Our Ownership of Interests in the Operating Partnership - General

Substantially all of our investments are held through the Operating Partnership, which holds the hotels either directly or through certain subsidiaries. In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. We include in our income our proportionate share of the foregoing partnership items for purposes of the various REIT income requirements and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset requirements, we include our proportionate share of assets held through the Operating Partnership and those of our subsidiaries that are either disregarded as separate entities or treated as partnerships for tax purposes.

Entity Classification

If the Operating Partnership or any non-corporate subsidiary were treated as an association, the entity would be taxable as a corporation and therefore would be subject to an entity level tax on its income. In such a situation, the character of our assets and items of gross income would change and could preclude us from qualifying as a REIT (see “—Requirements for Qualification—Asset Requirements Applicable to REITs” and “—Requirements for Qualification—Income Requirements Applicable to REITs” above).

The entire discussion of our tax treatment and the U.S. federal income tax consequences of the ownership of our common stock is based on the assumption that the Operating Partnership and all of its subsidiaries (other than our taxable REIT subsidiaries and their subsidiaries) are classified as partnerships or disregarded as separate entities for U.S. federal income tax purposes. Pursuant to Treasury regulations under Section 7701 of the Internal Revenue Code, a partnership will be treated as a partnership for U.S. federal income tax purposes unless it elects to be treated as a corporation or would be treated as a corporation because it is a “publicly traded partnership.”

Neither the Operating Partnership nor any of its non-corporate subsidiaries that is not a taxable REIT subsidiary has elected or will elect to be treated as a corporation. Therefore, subject to the disclosure below, the Operating Partnership and each such subsidiary will be treated as a partnership for U.S. federal income tax purposes (or, if such an entity has only one partner or member, disregarded entirely for U.S. federal income tax purposes).

Pursuant to Section 7704 of the Internal Revenue Code, a partnership that does not elect to be treated as a corporation nevertheless will be treated as a corporation for U.S. federal income tax purposes if it is a “publicly traded partnership” and it does not derive at least 90% of its income from certain specified sources of “qualifying income” within the meaning of that section. A “publicly traded partnership” is any partnership (i) the interests in which are traded on an established securities market or (ii) the interests in which are readily tradable on a “secondary market or the substantial equivalent thereof.” Units of limited partner interest in the Operating Partnership, or “OP Units,” will not be traded on an established securities market. There is a significant risk, however, that the OP Units could be considered readily tradable on the substantial equivalent of a secondary market. Treasury regulations under Section 7704 of the Internal Revenue Code set forth certain “safe harbors” under which interests will not be treated as “readily tradable on a secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704. If the Operating Partnership failed to meet one of the enumerated safe harbors, the Operating Partnership could be treated as a “publicly traded partnership,” but even then it would only be taxable as a corporation if less than 90% of its gross income were to constitute “qualifying income.”

For purposes of determining whether the “qualifying income” exception is satisfied, the income requirements generally applicable to REITs and the definition of “qualifying income” under Section 7704 of the Internal Revenue Code are similar in most key respects, including the related-party-tenant rule (except for the threshold ownership level). The Operating Partnership is able to lease its hotel properties to a taxable REIT subsidiary or its subsidiary and the rents received from that subsidiary would not be disqualified from being “rents from real property” under the REIT rules by reason of the Operating Partnership’s ownership interest in the subsidiary. See “—Requirements for Qualification—Income Requirements Applicable to REITs” above.

Allocations of Operating Partnership Income, Gain, Loss and Deduction

The partnership agreement of the Operating Partnership provides that, subject to applicable mandatory allocations, the Operating Partnership’s profits and losses and items of income, gain, loss and deduction are to be allocated in accordance with the percentage interests of the partners, generally following, as nearly as possible, the cash distribution from the Operating Partnership. Although a partnership agreement will generally determine the allocation of income and loss among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the applicable Treasury regulations. Generally, Section 704(b) of the Internal Revenue Code and the applicable Treasury regulations require that partnership allocations respect the economic arrangement of the partners.

If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss provided for in the Operating Partnership agreement and the partnership agreements and operating agreements of the non-corporate subsidiaries are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury regulations promulgated thereunder.

Tax Allocations with Respect to the Hotels

Pursuant to Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property, such as the hotels, that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the difference between the adjusted tax basis and the fair market value of such property at the time of contribution associated with the property at the time of the contribution. This difference is known as built-in gain. The Operating Partnership agreement requires that such allocations be made in a manner consistent with Section 704(c) of the Internal Revenue Code. In general, the partners of the Operating Partnership, including the Company, who contributed depreciated assets having built-in gain are allocated depreciation deductions for tax purposes that are lower than such deductions would be if determined on a pro rata basis. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership may cause us to be allocated lower depreciation and other deductions, and therefore to be effectively allocated more income, which might adversely affect our ability to comply with the REIT distribution requirements and/or cause a higher proportion of our distributions to our stockholders to be taxed as dividends. See “—U.S. Federal Income Taxation of the Company—Annual Distribution Requirements Applicable to REITs” above.

The Operating Partnership elected to use the traditional method to account for built-in gain with respect to the hotels contributed to the Operating Partnership in connection with the initial public offering. This method is generally a more favorable method for accounting for built-in gain from the perspective of those partners who received OP Units in exchange for property with a low basis relative to value at the time of the REIT conversion and is a less favorable method from the perspective of those partners who contributed cash or “high basis” assets to the Operating Partnership, including the Company to the extent it contributes cash to the Operating Partnership. The Operating Partnership has the discretion to use any method for properties acquired by contribution to the Operating Partnership after the initial public offering.

Other Tax Consequences for the Company and Our Stockholders

We and our stockholders are subject to state or local taxation in various state or local jurisdictions, including those in which the Operating Partnership or our stockholders transact business or reside. The state and local tax treatment of the Company and our stockholders may not conform to the U.S. federal income tax consequences discussed above. Consequently, prospective stockholders of the Company should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company. To the extent that we owns assets or conducts operations in foreign jurisdictions, we also may be subject to certain foreign taxes.

A portion of the cash to be used by us to fund distributions comes from dividends from our taxable REIT subsidiary. The taxable REIT subsidiaries, and certain of their subsidiaries, are subject to U.S. federal, state and local income tax at the full applicable corporate rates (and foreign taxes to the extent that they own assets or have operations in foreign jurisdictions). To the extent that any of our taxable REIT subsidiary or any of its subsidiaries is required to pay U.S. federal, state or local taxes, or any foreign taxes, we will receive less dividend income from the relevant entity and will have less cash available for distribution to stockholders.

As described above in “—U.S. Federal Income Taxation of our Company”, our taxable REIT subsidiary is fully taxable as a corporation and is subject to certain rules intended to restrict our ability to reduce our tax liability.

Taxation of Taxable U.S. Stockholders Generally

The term “U.S. stockholder,” when used in this discussion, means a holder of securities who is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of a state hereof or in the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, some trusts in existence on August 20, 1996, and treated as U.S. persons prior to this date that elect to continue to be treated as U.S. persons, shall also be considered U.S. stockholders. Generally, in the case of a partnership that holds our common stock, the U.S. federal income tax treatment of a partner will depend on the activities of the partnership and the status of the partner.

Distributions Generally

Distributions (or deemed distributions) made by us out of our current or accumulated earnings and profits, other than capital gain dividends or retained capital gains as discussed below, constitute dividends taxable to our taxable U.S. stockholders as ordinary income. As long as we qualify as a REIT, such distributions are not eligible for the dividends received deduction that is generally afforded to U.S. stockholders that are corporations. To the extent that we make distributions not designated as capital gain dividends in excess of our current and accumulated earnings and profits, such distributions are treated first as a tax-free return of capital to each U.S. stockholder, reducing the adjusted basis which such U.S. stockholder has in its common stock for tax purposes by the amount of such distribution, but not below zero, with distributions in excess of such U.S. stockholder’s adjusted basis taxable as capital gains, provided that the common stock has been held as a capital asset. For purposes of determining whether distributions to holders of our preferred stock or common stock are made out of our current or accumulated earnings and profits for U.S. federal income tax purposes, earnings and profits are allocated first to our preferred stock and then to our common stock, generally in accordance with the terms of the stocks. We will notify stockholders after the close of our taxable year as to the portions of distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

Dividends we declare in October, November or December of any year and payable to a stockholder of record on a specified date in any such month are treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend on or before January 31 of the following year.

For purposes of computing liability for alternative minimum tax, certain of our alternative minimum tax adjustments will be treated as alternative minimum tax adjustments of our stockholders in the ratio that our distributions bear to our taxable income (determined without regard to the deduction for dividends paid). Amounts treated as alternative minimum tax adjustments of our stockholders are deemed to be derived by the stockholders proportionately from each such alternative minimum tax adjustment of us and are taken into account by the stockholders in computing their alternative minimum taxable income for the taxable year to which the dividends are attributable.

Capital Gain Distributions; Retained Net Capital Gain

Distributions that we properly designate as capital gain dividends are taxable to taxable U.S. stockholders as gain from the sale or exchange of a capital asset held for more than one year (without regard to the period for which such taxable U.S. stockholder has held his common stock) to the extent that they do not exceed our actual net capital gain for the taxable year. A U.S. stockholder’s share of a capital gain dividend is an amount which bears the same ratio to the total amount of dividends paid to such U.S. stockholder for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends paid on all classes of shares of stock for the year.

If we designate any portion of a dividend as a capital gain dividend, a U.S. stockholder will receive an Internal Revenue Service Form 1099 - DIV indicating the amount that will be taxable to the stockholder as capital gain. A portion of capital gain dividends received by noncorporate taxpayers may be subject to tax at a 25% rate to the extent attributable to certain gains realized on the sale of real property. In addition, noncorporate taxpayers are generally taxed at a maximum rate of 15% on net long-term capital gain (generally, the excess of net long-term capital gain over net short-term capital loss) attributable to gains realized on the sale of property held for greater than one year.

With regard to our taxable corporate U.S. stockholders, distributions made by us that are properly designated by us as capital gain dividends will be taxable as long-term capital gain, at a maximum rate of 35%, to the extent that they do not exceed our actual net capital gain for the taxable year and without regard to the period during which such corporate U.S. stockholder has held its common stock. Such U.S. stockholders may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may designate, by written notice to our stockholders, that we are treating all or a portion of our retained net capital gain as having been distributed to our stockholders for tax purposes, even though no actual distribution of such retained gain has been made. With respect to any such retained net capital gain, a U.S. stockholder would include its proportionate share of such gain in income as long-term capital gain and would be treated as having paid its proportionate share of the tax actually paid by us with respect to the gain. The U.S. stockholder’s basis in its common stock would be increased by its share of such gain and decreased by its share of such tax. With respect to such long-term capital gain of a U.S. stockholder that is an individual or an estate or trust, a special 25% rate will apply generally to the portion of the long-term capital gains of an individual or an estate or trust attributable to deductions for depreciation taken with respect to depreciable real property (“unrecaptured Section 1250 gain”). Stockholders are advised to consult with their own tax advisors with respect to their capital gain tax liability.

Our Losses; Investment Interest Limitation

U.S. stockholders may not include in their income tax returns any net operating losses or our capital losses. Instead, such losses would be carried over by us for potential offset against future income, subject to certain limitations. Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of common stock will not be treated as passive activity income, and, as a result, U.S. stockholders generally will not be able to apply any “passive losses” against such income or gain.

Our taxable dividend distributions generally will be treated as investment income for purposes of the “investment interest limitation.” This limitation provides that a non-corporate U.S. stockholder may deduct as an itemized deduction in any taxable year only the amount of interest incurred in connection with property held for investment that does not exceed the excess of the stockholder’s investment income over his or her investment expenses for that year. Capital gain dividends and capital gains from the disposition of shares of stock, including distributions treated as such, will be treated as investment income only if the non-corporate U.S. stockholder so elects, in which case such capital gains will be taxed at ordinary income rates.

Dispositions of Common Stock

Upon any sale or other disposition of common stock, a U.S. stockholder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition and (ii) the holder’s adjusted basis in such common stock for tax purposes. Such gain or loss will be capital gain or loss if the common stock has been held by the U.S. stockholder as a capital asset. In the case of a U.S. stockholder who is an individual or an estate or trust, such gain or loss will be long-term capital gain or loss, if such shares of stock have been held for more than one year, and any such long-term capital gain will be subject to the maximum capital gain rate of 15%. U.S. stockholders that acquire or are deemed to acquire the common stock after December 31, 2000 and who hold the common stock for more than five years and certain low income taxpayers may be eligible for a reduction in the long-term capital gains rate. However, a maximum rate of 25% will apply to capital gain that is treated as “unrecaptured Section 1250 gain” for individuals, trusts and estates. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, Treasury regulations on how the capital gain rates will apply to sales of shares of REITs; accordingly, stockholders are urged to consult with their own tax advisors with respect to their capital gain liability. In the case of a U.S. stockholder that is a corporation, gain or loss from the sale of shares of our common stock will be long-term capital gain or loss if such shares of stock have been held for more than one year, and any such capital gain shall be subject to the maximum capital gain rate of 35%. In general, any loss recognized by a U.S. stockholder upon the sale or other disposition of common stock that has been held for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by such U.S. stockholder from us that were required to be treated as long-term capital gains.

Backup Withholding for Our Distributions

We report to our U.S. stockholders and the Internal Revenue Service the amount of dividends paid during each calendar year and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding with respect to dividends paid unless such holder either is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide us with a correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax. Any amount paid as backup withholding is creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of our capital gain distributions to any U.S. stockholders who fail to certify their non-foreign status to us. See “—Taxation of Non-U.S. Stockholders” below.

Taxation of Tax-Exempt Stockholders

Provided that a tax-exempt stockholder has not held its common stock as “debt financed property” within the meaning of the Internal Revenue Code and such shares of common stock are not otherwise used in a trade or business, our dividend income will not be unrelated business taxable income (“UBTI”) to a tax-exempt stockholder. Similarly, income from the sale of common stock will not constitute UBTI unless such tax-exempt stockholder has held such common stock as “debt financed property” within the meaning of the Internal Revenue Code or has used the common stock in a trade or business.

However, for a tax-exempt stockholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust or qualified group legal services plan exempt from U.S. federal income taxation under Internal Revenue Code Sections 501 (c)(7),(c)(9),(c)(17) and (c)(20), respectively, income from an investment in the Company will constitute UBTI unless the organization is properly able to deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in us. Such a prospective stockholder should consult its own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension held REIT” shall be treated as UBTI as to any trust which is described in Section 401(a) of the Internal Revenue Code, is tax-exempt under Section 501(a) of the Internal Revenue Code and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as “qualified trusts.” A REIT is a “pension held REIT” if it meets the following two requirements:

The REIT would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by qualified trusts shall be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust rather than by the trust itself.

Either at least one such qualified trust holds more than 25%, by value, of the interests in the REIT, or one or more such qualified trusts, each of which owns more than 10%, by value, of the interests in the REIT, hold in the aggregate more than 50%, by value, of the interests in the REIT.

The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI, to the total gross income of the REIT. A de minimis exception applies where the percentage is less than 5% for any year. As discussed above, the provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the “not closely held” requirement without relying upon the “look-through” exception with respect to qualified trusts. Based on the current estimated ownership of our common stock and as a result of certain limitations on transfer and ownership of common stock contained in the our charter, we should not be classified as a “pension held REIT.”

Taxation of Non-U.S. Stockholders

The rules governing U.S. federal income taxation of the ownership and disposition of common stock by non-U.S. stockholders (that is, stockholders who are not “U.S. stockholders” as defined above) are complex and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of U.S. federal income tax and does not address any state, local or foreign tax consequences that may be relevant to a non-U.S. stockholder in light of its particular circumstances. In addition, this discussion is based on current law, which is subject to change, and assumes that we qualify for taxation as a REIT. Prospective non-U.S. stockholders should consult with their own tax advisers to determine the impact of U.S. federal, state, local and foreign income tax laws with regard to an investment in common stock, including any reporting requirements.

Distributions Generally

Our distributions (or deemed distributions) to a non-U.S. stockholder that are neither attributable to gain from sales or exchanges by us of United States real property interests nor designated by us as capital gain dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of U.S. federal income tax on a gross basis (that is, without allowance of deductions) at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. stockholder of a U.S. trade or business. Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are effectively connected with such a trade or business will be subject to tax on a net basis (that is, after allowance of deductions) at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and are generally not subject to withholding. Any such dividends received by a non-U.S. stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. We expect to withhold U.S. federal income tax at the rate of 30% on any distribution made to a non-U.S. stockholder unless (i) a lower treaty rate applies and any required form or certification evidencing eligibility for that lower rate is filed with us or (ii) a non-U.S. stockholder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is effectively connected income.

Distributions in excess of our current or accumulated earnings and profits will not be taxable to a non-U.S. stockholder to the extent that they do not exceed the adjusted basis of the stockholder’s common stock, but rather will reduce the adjusted basis of such common stock. Such distributions, however, will be subject to U.S.

withholding tax as described below. To the extent that such distributions exceed the adjusted basis of a non-U.S. stockholder’s common stock, they will give rise to gain from the sale or exchange of our common stock, the tax treatment of which is described below.

We are required to withhold 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies and the non-U.S. stockholder is not liable for tax on receipt of that distribution. Consequently, although we currently intend that our transfer agent will withhold at a rate of 30%, or a lower applicable treaty rate, on the entire amount of any distribution, to the extent that this is not done, any portion of a distribution not subject to withholding at a rate of 30%, or lower applicable treaty rate, would be subject to withholding at a rate of 10%. However, a non-U.S. stockholder may seek a refund of such amounts from the Internal Revenue Service if it subsequently determines that such distribution was, in fact, in excess of our current or accumulated earnings and profits, and the amount withheld exceeded the non-U.S. stockholder’s U.S. tax liability, if any, with respect to the distribution.

Capital Gain Distributions; Retained Net Capital Gain

Distributions to a non-U.S. stockholder that are designated by us at the time of distribution as capital gain dividends, other than those arising from the disposition of a United States real property interest, generally should not be subject to U.S. federal income taxation, unless:

(i)	the investment in the common stock is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, except that a stockholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above; or

(ii)	the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Notwithstanding the foregoing, however, we are required to withhold and to remit to the Internal Revenue Service 35% of any distribution to non-U.S. stockholders that is designated as a capital gain dividend or, if greater, 35% of a distribution to non-U.S. stockholders that could have been designated by us as a capital gain dividend (whether or not such capital gain dividend is attributable to the sale of a United States real property interest). The amount withheld is creditable against the non-U.S. stockholder’s U.S. federal income tax liability or refunded when the non-U.S. stockholder properly and timely file a tax return.

Pursuant to the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” distributions to a non-U.S. stockholder that are attributable to gain from sales or exchanges by us of United States real property interests, whether or not designated as capital gain dividends, will cause the non-U.S. stockholder to be treated as recognizing such gain as income effectively connected with a U.S. trade or business. Non-U.S. stockholders would thus generally be taxed at the same rates applicable to U.S. stockholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, such gain may be subject to a 30% branch profits tax in the hands of a non-U.S. stockholder that is a corporation, as discussed above. We are required to withhold 35% of any such distribution. That amount is creditable against the non-U.S. stockholder’s U.S. federal income tax liability.

Although the law is not clear on the matter, it appears that amounts designated by us as retained capital gains in respect of the common stock held by U.S. stockholders (see “—Annual Distribution Requirements Applicable to REITs” above) generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions by us of capital gain dividends. Under that approach, the non-U.S. stockholders would be able to offset as a credit against their U.S. federal income tax liability resulting therefrom their proportionate share of the tax paid by us on such undistributed capital gains and to receive from the Internal Revenue Service a refund to the extent their proportionate share of such tax paid by us were to exceed their actual U.S. federal income tax liability.

For 2005 and thereafter, the FIRPTA tax and withholding on distributions attributable to the sale of a United States real property interest will not apply to a distribution received by a stockholder with respect to a class of stock that is “regularly traded” on an established securities market located in the United States if that stockholder owns no more than 5% of such regularly traded class of share with respect to which the distribution is made at all times during the taxable year. We believe that our common stock will qualify as “regularly traded” for this purpose. For a non-U.S. stockholder that receives a distribution that otherwise would be treated as a capital gain dividend with respect to a “regularly traded” class of stock of which such non-U.S. stockholder owns 5% or less at all times during the relevant taxable year, the distribution will be taxed (and subject to withholding) as an ordinary income distribution.

Dispositions of Common Stock

        Gain recognized by a non-U.S. stockholder upon the sale or exchange of common stock generally will not be subject to U.S. taxation unless such shares of stock constitute a “United States real property interest” within the meaning of FIRPTA. The common stock will not constitute a “United States real property interest” so long as we are a “domestically controlled qualified investment entity.” A “domestically controlled qualified investment entity” is a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-U.S. stockholders. We believe, but cannot guarantee, that we are a “domestically controlled qualified investment entity.” Even if we are a “domestically controlled qualified investment entity,” because the common stock is publicly traded, no assurance can be given that we will continue to be a “domestically controlled qualified investment entity.” Notwithstanding the foregoing, gain from the sale or exchange of common stock not otherwise subject to FIRPTA will be taxable to a non-U.S. stockholder if either (a) the investment in our common stock is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as domestic stockholders with respect to any gain or (b) the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% U.S. withholding tax on the amount of such individual’s gain.

Even if we do not qualify as or cease to be a “domestically controlled qualified investment entity,” gain arising from the sale or exchange by a non-U.S. stockholder of common stock would not be subject to U.S. taxation under FIRPTA as a sale of a “United States real property interest” if:

(i)	the common stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market such as the NYSE; and

(ii)	such non-U.S. stockholder owned, actually or constructively, 5% or less of the common stock throughout the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a taxable U.S. stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the common stock would be required to withhold and remit to the Internal Revenue Service 10% of the purchase price.

Backup Withholding Tax and Information Reporting

Backup withholding tax generally is not an additional tax. It is a withholding against potential tax liability on certain payments to persons that fail to furnish certain information under the U.S. information reporting requirements. Backup withholding and information reporting will generally not apply to distributions paid to non-U.S. stockholders outside the United States that are treated as dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, capital gain dividends or distributions attributable to gain from the sale or exchange by us of United States real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of common stock by or through a foreign office of a foreign broker. Generally, information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of common stock by a foreign office of a broker that:

(a)	is a U.S. person;

(b)	derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

(c)	is a “controlled foreign corporation,” which is, generally, a foreign corporation controlled by U.S. stockholders; or

(d)	is a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons (as defined in Treasury regulations) who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a U.S. trade or business.

If, however, the broker has documentary evidence in its records that the holder is a non-U.S. stockholder and certain other conditions are met or the stockholder otherwise establishes an exemption, information reporting will not apply. Payment to or through a U.S. office of a broker of the proceeds of a sale of common stock is subject to both backup withholding and information reporting unless the stockholder certifies under penalty of perjury that the stockholder is a non-U.S. stockholder, or otherwise establishes an exemption. A non-U.S. stockholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service.

A non-U.S. stockholder should consult its own advisor regarding the effect of these Treasury regulations.

Tax Shelter Reporting

If a stockholder recognizes a loss as a result of a transaction with respect to our stock of at least (i) for a stockholder that is an individual, S corporation, trust or a partnership with at least one noncorporate unitholder, $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, or (ii) for a stockholder that is either a corporation or a partnership with only corporate unitholders, $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, such stockholder may be required to file a disclosure statement with the Internal Revenue Service on Form 8886. Direct stockholders of portfolio securities are in many cases exempt from this reporting requirement, but stockholders of a REIT currently are not exempted. The fact that a loss is reportable under these Treasury regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Recently enacted tax shelter provisions of the Internal Revenue Code implement significant penalties and other adverse consequences on taxpayer who fail to comply with the reportable transactions disclosure and list maintenance requirements. Stockholders should consult their tax advisors to determine the applicability of these Treasury regulations in light of their individual circumstances.

Other Tax Consequences for Our Stockholders and Us

Our stockholders and we are subject to state or local taxation in various state or local jurisdictions. The state and local tax treatment of us and our stockholders may not conform to the U.S. federal income tax consequences discussed herein. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws on an investment in our stock.

To the extent that we own assets or conduct operations in foreign jurisdictions, we likely will be subject to some foreign taxes. Although U.S. federal income tax laws provide a credit for foreign income taxes paid by a U.S. taxpayer, those credits generally are not usable by us to the extent that we incur such foreign taxes directly or through an entity that does not pay U.S. federal income taxes because as a REIT, we generally do not have a U.S. tax liability against which to apply the credit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Highland Hospitality Corporation

	By:	/s/ Douglas W. Vicari
Douglas W. Vicari Executive Vice President, Chief Financial Officer and Treasurer

March 15, 2005